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                      EXHIBIT 11 - CORUS BANKSHARES, INC.
                      COMPUTATION OF NET INCOME PER SHARE




                                                      Nine Months Ended
                                                         September 30
(thousands)                                          1996             1995
                                               ----------------  --------------
Net Income (A)                                          $33,129         $25,739
                                               ================  ==============
Weighted Average Common Shares Outstanding               14,837          15,203
Weighted Average Common Share Equivalents (1)               157             171
                                               ----------------  --------------
Weighted Average Common Shares and
 Common Stock Equivalents (B)                            14,994          15,374
                                               ================  ==============
Net Income per Common Share (A/B)                       $  2.21         $  1.67
                                               ================  ==============

(1) Common share equivalents result from stock options being treated as if they had been exercised and are computed by application of the treasury stock method.









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